Exhibit 99.1
NEWS
NiSource
801 E. 86th Avenue
Merrillville, IN 46410
July 26, 2011
FOR ADDITIONAL INFORMATION

Media	Investors
Mike Banas Communications Manager (219) 647-5581 mbanas@nisource.com	Randy Hulen Managing Director, Investor Relations (219) 647-5688 rghulen@nisource.com
NiSource Elects Sigmund L. Cornelius to Board of Directors
MERRILLVILLE, Ind., — The NiSource Inc. (NYSE: NI) Board of Directors has elected former ConocoPhillips executive Sigmund L. Cornelius to become a member of the NiSource board, effective July 26, 2011.
Cornelius, 56, retired in January 2011 from ConocoPhillips, where he was senior vice president, finance, and chief financial officer from 2008 to 2010. Prior to that, he served as senior vice president, planning, strategy and corporate affairs from 2007 to 2008, having previously served as president, exploration and production-lower 48 from 2006 to 2007 and president, global gas from 2004 to 2006. Cornelius joined ConocoPhillips predecessor Conoco Inc. in 1980. He also serves on the boards of directors of the Parallel Energy Trust, USEC and Carbo Ceramics Inc.
“We are very pleased to welcome Sig to the NiSource board of directors,” Ian M. Rolland, chairman of the NiSource board of directors, said. “Our board is comprised of an experienced, engaged and diverse group of individuals, and I am confident Sig’s addition will help us build on that strength. In particular, as NiSource executes on its long-term, investment-driven growth strategy, I believe we will benefit from Sig’s extensive experience at a large, diversified energy company.”
About NiSource
NiSource Inc. (NYSE: NI), based in Merrillville, Ind., is a Fortune 500 company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.8 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available via the Internet at www.nisource.com. NI-F
Forward-Looking Statements
This news release includes forward-looking statements within the meaning of federal securities laws. Such statements include those regarding the execution by NiSource of its long-term, investment-driven growth strategy. Although NiSource believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include the matters set forth in the “Note regarding forward-looking statements” and "Risk Factors” sections of NiSource’s 2010 Form 10-K and in subsequent reports on Form 10-Q, many of which risks are beyond the control of NiSource.